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                                                                     EXHIBIT 5.1



[LETTERHEAD]



                                   October 31, 1996

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549

     RE: FIRST PACIFIC NETWORKS, INC. REGISTRATION STATEMENT ON FORM S-3, REGISTRATION NO.
                          ----------

Ladies and Gentlemen:

     This opinion is furnished to you in connection with a Registration Statement on Form S-3 (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, for the registration of 1,933,092 shares of Common Stock (the "Common Stock"), par value $0.001 per share (the "Shares"), of First Pacific Networks, Inc. (the "Company").

     We have acted as counsel for the Company in connection with the registration of such Shares. We have examined signed copies of the Registration Statement and all exhibits thereto as filed with the Commission.

     Based upon representations of certain officers of the Company as to the receipt of full consideration and assuming the exercise of certain warrants in accordance with their terms, we are of the opinion that the shares of Common Stock to be registered will be validly issued, fully paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and any amendment thereto.

                                        Very truly yours,

                                        /s/ Gray Cary Ware & Freidenrich

                                        GRAY CARY WARE & FREIDENRICH